Exhibit (m)(16)
IVY FUNDS DISTRIBUTION AND SERVICE PLAN FOR CLASS A, CLASS B, CLASS C, CLASS R and CLASS Y SHARES
(Amended and Restated Plan Adopted on November __, 2005)

This Amended and Restated Distribution and Service Plan (the "Plan") is adopted by Ivy Funds (the "Trust") on behalf of each series of the Trust (each, a "Fund" and collectively, the "Funds"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") to provide for the payment of marketing and other fees to support the sale and distribution of each Class of shares of the Funds and the services provided to the Funds' shareholders by financial advisors. Under the Plan, the Funds will: (A) reimburse and/or compensate Ivy Funds Distributor, Inc. ("IFDI") for, either directly or through third parties, distributing the Fund's Class A shares, providing personal service to Class A shareholders and/or maintaining Class A shareholder accounts (hereinafter referred to as "Class A Fee"); (B) reimburse and/or compensate IFDI for, either directly or through third parties, providing personal service to Class B and Class C shareholders and/or maintaining Class B and Class C shareholder accounts and for distributing the Funds' Class B and Class C shares (hereinafter referred to as either a "Class B Fee" or "Class C Fee" as the case may be); (C) compensate IFDI for, either directly or through third parties, distributing the Ivy Global Natural Resources Fund and Ivy Real Estate Securities Fund Class R shares, providing services to Class R shareholders and/or maintaining Class R shareholder accounts (hereinafter referred to as a "Class R Fee") and (D) compensate IFDI for, either directly or through third parties, distributing the Funds' Class Y shares, providing services to Class Y shareholders and/or maintaining Class Y shareholder accounts (hereinafter referred to as a "Class Y Fee").

I.         CLASS A SHARES

Class A FeeThe Trust will reimburse IFDI for payments made to brokers, which are affiliated or unaffiliated with IFDI, for account maintenance and personal service to shareholders of all Funds, other than the Ivy Cash Reserves Fund. The services for which Class A Fee may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class A shares of a Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding a Fund, and related developments. IFDI will be reimbursed for such payments, subject to any applicable restriction imposed by Rules of the National Association of Securities Dealers, Inc., on a monthly basis up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class A shares of a Fund that are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. Class A Fees for which IFDI will be reimbursed may also be used by IFDI or its affiliates to compensate certain entities in addition to brokers, such as banks, investment advisers, financial institutions and pension plan administrators, for rendering certain shareholder liaison services similar to those rendered for Class A Fees, pursuant to a related agreement between IFDI or its affiliate and such entity. In the case of Ivy International Fund the Class A Fee will apply only to Class A shares of each Fund which were issued after December 31, 1991. Payments made out of or charged against the assets attributable to the Class A shares of a Fund must be in reimbursement for distribution services rendered for or on behalf of that Fund. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

II.         CLASS B SHARES

Distribution FeeThe Trust shall pay IFDI Class B Fees for distribution of the Class B shares of each Fund other than Ivy Cash Reserves Fund at the annual rate of 0.75% of that Fund's average daily net assets attributable to that Fund's Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the NASD.

The services for which Class B Fees may be made include IFDI's services as distributor of the Class B shares of a Fund, including but not limited to, compensation to broker-dealers that have entered into a Dealer Agreement with IFDI, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of IFDI who engage in or support distribution of a Fund's Class B shares; telephone expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

Service FeeThe Trust will reimburse IFDI for payments made to brokers that are affiliated or unaffiliated with IFDI, in connection with account maintenance and personal services to shareholders of the Funds, other than Ivy Dividend Income Fund. IFDI will be reimbursed for such payments, subject to any applicable restriction imposed by the Rules of the NASD, up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class B shares of a Fund that are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record.

The service for which such Class B Fees may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class B shares of a Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments. Class B Fees for which IFDI will be reimbursed may also be used to compensate certain entities in addition to brokers, such as banks and investment advisers, for rendering certain shareholder liaison services similar to those service rendered for Class B Fees, pursuant to a related agreement between IFDI and such entity. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

III.         CLASS C SHARES

Distribution FeeThe Trust shall pay IFDI Class C Fees for distribution of the Class C shares of each Fund other than Ivy Cash Reserves Fund at the annual rate of 0.75% of that Fund's average daily net assets attributable to that Fund's Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the NASD.

The services for which Class C Fees may be made include IFDI's services as distributor of the Class C shares of a Fund, including but not limited to, compensation to broker-dealers that have entered into a Dealer Agreement with IFDI, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of IFDI who engage in or support distribution of a Fund's Class C shares; telephone expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

Service FeeThe Trust will reimburse IFDI for payments made to brokers that are affiliated or unaffiliated with IFDI, in connection with account maintenance and personal services to shareholders of the Funds, other than Ivy Dividend Income Fund. IFDI will be reimbursed for such payments, subject to any applicable restriction imposed by the Rules of the NASD, up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class C shares of a Fund that are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record.

The services for which such Class C Fees may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class C shares of a Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments. Class C Fees for which IFDI will be reimbursed may also be used to compensate certain entities in addition to brokers, such as banks and investment advisers, for rendering certain shareholder liaison services similar to those services rendered for Class C Fees, pursuant to a related agreement between IFDI and such entity. The costs and expenses not reimbursed in any one given month may be reimbursed in a subsequent month. The Plan does not provide for payment of interest or carrying charges as distribution expenses.

IV.         CLASS R SHARES

Distribution and Service FeeThe Trust shall pay IFDI Class R Fees for distribution and servicing of the Class R shares of Ivy Global Natural Resources Fund and Ivy Real Estate Securities Fund at the annual rate of 0.50% of each Fund's average daily net assets attributable to that Fund's Class R shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the NASD.

The services for which Class R Fees may be made include financing of shareholder services and IFDI's services as distributor of the Class R shares of a Fund, including but not limited to, compensation to broker-dealers that have entered into a Dealer Agreement with IFDI, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of IFDI who engage in or support distribution of a Fund's Class R shares; telephone expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

IV.         CLASS Y SHARES

Distribution FeeWith respect to each Fund, subject to the limitation on total Class Y Fees set forth below, the Trust shall pay IFDI for distribution of the Class Y Shares of each Fund, Class Y Fees in an amount not to exceed on an annual basis 0.25 of 1% of each Fund's average net assets of its Class Y shares. Class Y Fees shall be payable to IFDI daily or at such other intervals as the Board of Trustees may determine. If this Plan is terminated, the Trust will owe no payments to the IFDI other than any portion of the distribution fee accrued through the effective date of termination, but unpaid as of such date.Service FeeWith respect to each Fund, subject to the limitation on total Class Y Fees set forth below, the Trust shall make Class Y Fees to IFDI in an amount not to exceed on an annual basis 0.25 of 1% of each Fund's average net assets of its Class Y shares as a "service fee" to finance shareholder servicing by IFDI or its affiliated companies and to encourage and foster the maintenance of shareholder accounts of the particular Fund's Class Y shares. The amounts shall be payable to IFDI daily or at such other intervals as the Board of Trustees may determine.Limitation of Total Class Y FeesWith respect to each Fund, the Trust is authorized to pay both a distribution fee and a service fee to IFDI provided that the total amount of fees paid to IFDI pursuant to this Plan shall not exceed on an annual basis 0.25 of 1% of the average net assets of that Fund's Class Y shares.

V.         QUARTERLY REPORTS

Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Board of Trustees of the Trust, and the Board of Trustees shall review at least quarterly, a written report of the amounts so expended of the distribution fee and the service fee paid to IFDI under this Plan with respect to each class of shares of each Fund and the purposes for which such expenditures were made with respect to such class of shares of each Fund.

VI.         APPROVAL OF PLAN

This Plan shall not become effective as to a Class or Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the affected Class or the Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a class of shares of a Fund if a majority of the outstanding voting securities of the class of shares of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust or any other Fund or Class of shares.

The Plan shall not become effective as to a Class or Fund until it has been approved by a vote of the Board of Trustees of the Trust and by the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as Trustees or shareholders of the Trust) ("Independent Trustees") cast in person at a meeting called for the purpose of voting on such Plan and any related agreements.

VII.         CONTINUANCE

This Plan shall continue in effect as to each Fund and each class of shares for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the Trustees, including the Independent Trustees, as specified hereinabove for the adoption of the Plan by the Trustees and Independent Trustees with respect to that Class of shares of that Fund.

VIII.         TERMINATION

This Plan may be terminated at any time by a vote of a majority of the Independent Trustees as to any Fund or Class of shares by a vote of the majority of the outstanding shares of that of that Class or Fund without penalty. On termination, the payment of all distribution and service fees shall cease, and the Trust shall have no obligation to IFDI to reimburse it for any expenditure it has made or may make to distribute a Fund's Class of shares or service shareholder accounts of a particular class of shares.

IX.         AMENDMENTS

This Plan may not be amended to increase materially the amount to be spent for distribution or services without approval by the shareholders of the affected class of shares of the affected Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan by the Board of Trustees and Independent Trustees as provided hereinabove. The distribution and service fees may, however, be reduced by action of the Board of Trustees without shareholder approval.

X.         RELATED AGREEMENTS

Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund or Class of shares, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund or Class of shares, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

XI.         TRUSTEES

While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Independent Trustees.

XII.         RECORDS

The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph V hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

XIII.         SEVERABILITY

The provisions of this Plan are severable with respect to each class of shares and each Fund.

XIV.         LIMITATION OF LIABILITY

It is understood and expressly stipulated that neither the holders of shares of a Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

         IN WITNESS WHEREOF, the Trust has adopted this Amended and Restated Distribution and Service Plan as of this ____ day of November, 2005.
IVY FUNDS
By	________________________
Henry J. Herrmann, President